Exhibit 99.1

Noranda Aluminum Holding Corporation Reports Second Quarter 2009 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--August 4, 2009--Noranda Aluminum Holding Corporation (“Noranda”, or the “Company”, including its wholly owned subsidiaries) announced financial results for second quarter 2009.

Important metrics and events for the quarter include:

  Second quarter 2009 revenues were $157.7 million, operating income was $12.4 million and net loss was $12.1 million.
  Year to date revenues were $322.0 million, operating loss was $72.8 million, and net income was $32.2 million for the first six months of 2009.
  Operating cash flows provided $108.1 million in the first six months of 2009, including $70.1 million from hedge terminations under the hedge settlement agreement and $18.1 million of cash generated from working capital reductions (excluding the impact of the $34.1 million insurance receivable).
  Adjusted EBITDA was $33.6 million for second quarter 2009 and $41.2 million for the first six months of 2009.
  In June and July 2009, the Company reached final insurance settlements relating to storm damage to the New Madrid smelter totaling $67.5 million, including $15.0 million of previous advances.
  The New Madrid smelter operated above 55% capacity throughout the second quarter.
  During second quarter 2009, the Company repurchased $33.9 million aggregate principal amount of outstanding debt for a price of $20.3 million, plus fees. These repurchases were funded through the hedge settlement agreement announced in March 2009.
  Cash totaled $182.3 million at June 30, 2009, which does not include the $52.5 million of insurance settlement proceeds received in July 2009.

Noranda to Become Sole Owner of Gramercy and St. Ann

Noranda today announced that it has reached an agreement with Century Aluminum Company (together with its subsidiaries, “Century”) whereby Noranda will become the sole owner of each of its current joint ventures, Gramercy Alumina LLC (“Gramercy”) and St. Ann Bauxite Limited (“St. Ann”). As consideration in the transaction, Noranda has agreed to release Century from certain obligations. The transaction is expected to close in August, at which point Century will have no ownership interest in either Gramercy or St. Ann. In connection with this transaction, Century and Noranda will enter into an agreement under which Century will purchase alumina from Gramercy in 2009 and 2010.

“Century has been a valuable partner for Noranda in this shared alumina production operation. We wish them the best going forward,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “Our action to become the sole owner of the Gramercy alumina refinery and the St. Ann bauxite mining operations is consistent with our vertical integration strategy and our continuing desire to have a secure strategic supply of alumina. We also believe owning 100% of these two operations represents an opportunity to enhance profitability as market pricing improves.”

Second Quarter 2009 Results

Operating income in second quarter 2009 was $12.4 million, compared to an $85.2 million operating loss in first quarter 2009 and a $35.0 million operating profit in second quarter 2008.

  Comparing second quarter 2009 to first quarter 2009, operating income for both upstream and downstream segments reflects improvements in gross margin (sales minus cost of sales) due to slightly higher LME levels and the CORE productivity program, which has generated decreases in costs of sales and selling, general and administrative expenses. Quarter-over-quarter gross margin was $6.9 million higher in the upstream business despite lower revenues and $7.0 million higher in the downstream business with comparable revenues.
  In addition to the quarter-over-quarter improvements in gross margin, the comparison of second quarter 2009 to first quarter 2009 is affected by the recognition of insurance proceeds in second quarter that exceeded costs incurred by $29.2 million. First quarter 2009 also included a $43.0 million impairment charge for goodwill and other intangible assets.
  The Company has reached settlements with its insurance carriers for its pot line freeze claim from the January 2009 New Madrid smelter outage. These settlements will result in proceeds totaling $67.5 million, including $15 million of advances received as of June 30, 2009. In second quarter 2009, based on advances received and the announcement of its $43.875 million settlement agreement with Factory Mutual Insurance Company (“FM Global”), the Company recognized $49.1 million of gross insurance proceeds. These proceeds were offset against claim costs and losses incurred through June 30, 2009, with a $29.2 million residual recognized as income. In first quarter 2009, claim-related costs exceeded recognized proceeds by $4.1 million, which was recovered in second quarter 2009 with the FM Global settlement. Second quarter 2009 results do not reflect the $23.625 million settlement reached in July 2009 with the remaining insurance carriers. Those proceeds will be recognized in third quarter 2009, and additional claim-related costs and losses will be recognized in periods after June 30, 2009.
  Second quarter 2009 operating income is significantly lower than second quarter 2008 operating income, reflecting the continued impact of the global economic contraction that began in the second half of 2008.

Consolidated sales in second quarter 2009 were $157.7 million, representing a 4.0% decrease from first quarter 2009 and a 54.6% decrease from second quarter 2008.

  Second quarter 2009 upstream revenues were $59.8 million, a 10.9% decrease from first quarter 2009 and a 67.0% decrease from second quarter 2008. Comparing second quarter 2009 to first quarter 2009, volume had a $7.0 million unfavorable impact and price had a $0.3 million unfavorable impact.
  Second quarter 2009 downstream revenues were $97.9 million, a 0.7% decrease from first quarter 2009 and a 41.1% decrease from second quarter 2008. Comparing second quarter 2009 to first quarter 2009, volume had a $10.2 million favorable impact, and price had a $9.5 million unfavorable impact.
  Total upstream shipments for second quarter 2009 were 84.1 million pounds and included 68.7 million pounds of external shipments. Shipments of value-added products totaled 66.9 million pounds in second quarter 2009 and represented a 6.7% decrease against first quarter 2009. The shipment levels are substantially lower than those from second quarter 2008, reflecting the continued impact of the global economic contraction that began in the second half of 2008, which has adversely affected end-market demand in the transportation and building markets. Upstream shipment levels were also impacted by lower sow volumes related to the power outage.
  The New Madrid smelter operated above 55% of capacity throughout second quarter 2009, generating production sufficient to meet all external demand and to ship 15.4 million pounds of sow to the downstream business.
  For the upstream business in second quarter 2009, the average realized MWTP was $0.71, compared to $0.70 in first quarter 2009.
  The pricing impact on downstream revenues resulted from a decrease in average per pound fabrication premiums to $0.48 in second quarter 2009 compared to $0.53 in first quarter 2009.

The Company’s second quarter 2009 net loss was $12.1 million, compared to a $44.3 million net income in first quarter 2009, and a $3.5 million net income for second quarter 2008. In addition to the operating income factors discussed above, the second quarter 2009 net loss reflects the following:

  In second quarter 2009, the Company repurchased $33.9 million principal aggregate amount of the Company’s outstanding notes, term B loan and revolving credit facility borrowings for a price of $20.3 million, plus fees. The Company recorded gains of $12.4 million on these repurchases.
  In second quarter 2009, the Company recorded a $35.0 million impairment charge related to its equity-method investment in St. Ann. This impairment reflects second quarter 2009 revisions to the Company’s assumptions about St. Ann's future profitability and cash flows.
  In second quarter 2009, the Company reported $53.2 million of net gains on hedging activities. For second quarter 2009, the amount reclassified from accumulated other comprehensive income to earnings was $69.8 million including $43.9 million reclassified into earnings because it is probable that the original forecasted transactions will not occur. These reclassifications reflect the Company’s best estimates of forecasts of 2010-2012 sales by product type and pricing structure.
  The provision for income taxes resulted in an effective tax rate for continuing operations of 140.5% for the three months ended June 30, 2009, compared with an effective tax rate of 31.4% for the three months ended June 30, 2008. The increase in the effective tax rate for the three months ended June 30, 2009 was primarily impacted by goodwill impairment, state income taxes, equity method investee income, and the Internal Revenue Code Section 199 manufacturing deduction. The second quarter effective rate was also impacted by changing from using the estimated annual effective tax rate in first quarter 2009 to using the actual year-to-date effective tax rate to calculate the Company’s year-to-date tax provision at June 30, 2009. This change was necessary because the Company expects near break-even pre-tax income for all of 2009 and has a significant permanent difference (i.e., goodwill impairment) such that a minor change in the estimated ordinary income could result in a material change in the estimated annual effective tax rate.

Year-to-Date 2009 Results

Operating loss in the first six months of 2009 was $72.8 million, compared to operating income of $76.9 million in the first six months of 2008. The decrease relates to gross margin (sales minus cost of sales) reductions of $139.7 million, as well as a $3.8 million decrease in selling, general and administrative and other expenses.

  Gross margin for the six months ended June 30, 2009 was a $26.1 million loss compared to income of $113.6 million in the first six months of 2008, a decrease of $139.7 million. The change resulted from the impact of a 46.2% decrease in realized MWTP coupled with a decrease in higher-margin sales of value-added products and higher production costs (as a percentage of sales) in the upstream business.
  Consolidated sales for the six months ended June 30, 2009 were $322.0 million compared to $647.5 million in the same period of 2008, a decrease of 50.3%. Sales to external customers in our upstream business were $126.9 million during the six months ended June 30, 2009; a 62.7% decrease from the $340.3 million reported for the same period last year, driven primarily by the continued decline in the LME aluminum price, lower volumes of value-added shipments due to declining end-market demand and lower sow volumes related to the power outage. Sales in our downstream business were $195.1 million for the first six months of 2009, a decrease of 36.5% compared to sales of $307.2 million for the first six months of 2008. The decrease was primarily due to negative impact from pricing, as well as lower shipments to external customers. Decreased shipment volumes impacted revenues by $47.4 million. Downstream shipment volumes decreased 15.4% to 150.9 million pounds in the first six months of 2009 from 178.4 million pounds in the first six months of 2008, primarily due to lower end-market demand in the building and construction markets.
  Selling, general and administrative expenses were $32.9 million in the first six months of 2009 compared to $36.7 million in the first six months of 2008. The first six months of 2009 included additional pension expense offset by reduced professional and consulting fees and stock compensation expense.
  Operating income was also impacted by the goodwill and other intangible assets impairment charge in the first six months of 2009 of $43.0 million offset by excess insurance proceeds, as discussed above.

Net income for the first six months of 2009 was $32.2 million, compared to $20.7 million in second quarter 2008. The first six months of 2009 results include:

  $164.7 million gains from the repurchase of debt. For the six months ended June 30, 2009, the Company has repurchased $239.7 million principal aggregate amount of its outstanding notes, term B loan and revolving credit facility indebtedness for a price of $70.8 million, plus fees.
  The Company reported $98.3 million of net gains on hedging activities. Year-to-date in 2009, the Company has reclassified $125.0 million from accumulated other comprehensive income to earnings, including $77.8 million reclassified into earnings because it is probable that the original forecasted transactions will not occur.
  $80.3 million of impairment charges related to the Company’s equity-method investments in Gramercy and St. Ann.
  $30.0 million of interest expense, which represents a $15.2 million decrease compared to the first six months of 2008. Decreased interest expense is related to lower LIBOR interest rates as well as lower average debt outstanding on the term B loan and the Company’s notes (due to the $239.7 million of aggregate principal amount of debt repurchases). These reductions in principal balance were partially offset by the increased revolver balance; however, the revolver maintains a lower interest rate than the Company’s notes.
  Income taxes for the first six months of 2009 reflect an effective tax rate of 60.8% on pre-tax income, compared with an effective tax rate of 33.2% in the six months ended June 30, 2008. The increase in the effective tax rate for the six months ended June 30, 2009 was primarily impacted by goodwill impairment, state income taxes, equity method investee income, and the Internal Revenue Code Section 199 manufacturing deduction.

Liquidity

Operating cash flows provided $108.1 million in the first six months of 2009, compared to $100.6 million provided during the first six months of 2008. Adjusted EBITDA was $33.6 million for second quarter 2009 and $41.2 million for the first six months of 2009, compared to $80.3 million for second quarter 2008 and $165.0 million for first six months 2008. The 2009 year-to-date results reflect the continued impact of the global economic contraction that began in the second half of 2008. The improvement in operating cash flows is primarily attributable to the Company’s efforts to drive productivity by reducing expenses and managing working capital and to manage its financial structure. Operating cash flow for 2009 includes $70.1 million from hedge terminations under the hedge settlement agreement and $18.1 million generated through reductions of working capital, excluding the impact of $34.1 million insurance receivable. These improvements were realized despite a $16 million unfavorable working capital impact from the power outage, driven primarily by higher than normal alumina and metal inventories.

Management believes cash flows from operating activities, including the proceeds from the insurance claim, together with cash and cash equivalents, will be sufficient to meet the Company’s short-term liquidity needs, including restoring its New Madrid smelter to full capacity. Cash flows from operating activities are also supported by favorable aluminum hedge positions. Despite monetizing a portion of the Company’s hedges to deleverage the balance sheet, Noranda continues to have attractive aluminum hedge positions. In addition to proceeds received from settling hedges to repurchase debt, Noranda received $56.1 million of net hedge settlements on fixed-price aluminum sale swaps during the first six months of 2009 compared to $8.2 million paid during the comparable 2008 period.

During the first six months of 2009, the Company entered into fixed-price aluminum purchase swaps to lock-in the value of a portion of its existing fixed-price aluminum sale swaps. Through the end of the quarter, the Company had locked in the value of its hedges on approximately 75% of its 2009 through 2012 forward aluminum hedges. In March 2009 the Company entered into a hedge settlement agreement with Merrill Lynch. The agreement provides a mechanism for the Company to monetize up to $400 million of the favorable net position of its long-term hedges to fund debt repurchases. During the first six months of 2009, Noranda received $70.1 million in proceeds under the hedge settlement agreement and used those proceeds to fund the repurchase of $239.7 million aggregate principal amount of debt at a cost of $70.8 million, plus fees.

The Company ended the second quarter of 2009 with total debt of $1.1 billion and $182.3 million in cash. The Company has no financial maintenance covenants on any of its borrowings. In May 2009, the Company made a permitted election under the indentures governing its HoldCo Notes and its AcquisitionCo Notes to pay all interest under the notes that are due on November 15, 2009 entirely in kind.

At June 30, 2009, the Company’s Adjusted EBITDA to fixed charge ratio was 1.3 to 1 at the HoldCo level, and 1.7 to 1 at the AcquisitionCo level, while AcquisitionCo’s net debt to Adjusted EBITDA ratio for its senior secured credit facilities was 3.6 to 1. These ratios fall outside of the minimum and maximum levels established in the Company’s indentures and credit agreements. As a result of not meeting certain minimum and maximum financial levels established by the indentures as conditions to the execution of certain transactions, the Company’s ability to incur future indebtedness, grow through acquisitions, make certain investments, pay dividends and retain proceeds from asset sales may be limited.

“Despite the difficult environment and the effects of the New Madrid smelter outage,” said Kip Smith, “we have maintained a stable cash position from the end of 2008, ending the second quarter with $182.3 million in cash. Our recent $67.5 million insurance settlement will provide liquidity and flexibility for our operation to rebuild the idled portions of the New Madrid smelter while we continue to serve our customers from current operating capacity. We remain dedicated to our key priorities: returning the smelter to its operating capability, implementing our CORE productivity programs to reduce costs, taking care of our customers through exceptional quality and service, and continuing to improve our financial structure. We believe that driving these priorities will provide the best support for our company during the uncertain times ahead.”

Forward-looking Statements

This press release contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, fluctuating commodity prices and the Company’s ability to return the New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s SEC filings and its annual report on Form 10-K.

Conference Call Information

Noranda has scheduled a conference call on August 5, 2009, at 10:00 AM EDT, to be followed by a question-and-answer period. The call is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Conference ID #: 22396456

The conference call also will be webcast at http://w.on24.com/clients/norandaaluminum/157382. Plan to begin the registration process at least 10 minutes before the live call is scheduled to start.

A replay of the conference call will be available two hours after the completion of the call until midnight EDT on August 11, 2009. U.S. listeners should dial 1-800-642-1687. International callers should dial 1-706-645-9291. The Conference ID # for the replay is 22396456.

A replay of the webcast also will be available two hours after the completion of the call until midnight EDT on August 11, 2009. The replay URL http://w.on24.com/clients/norandaaluminum/157382

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and a downstream business. The primary metals, or upstream business, produced approximately 261,000 metric tons of primary aluminum in 2008. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Balance Sheets (dollars in thousands, except share amounts) (unaudited)

	December 31, 2008	June 30, 2009
	$	$
ASSETS
Current assets:
Cash and cash equivalents	184,716	182,258
Accounts receivable, net	74,472	60,624
Inventories	139,019	135,209
Derivative assets, net	81,717	80,166
Taxes receivable	13,125	17,637
Other current assets	3,367	39,900
Total current assets	496,416	515,794

Investments in affiliates	205,657	127,556
Property, plant and equipment, net	599,623	574,635
Goodwill	242,776	202,576
Other intangible assets, net	66,367	61,720
Long-term derivative assets, net	255,816	191,001
Other assets	69,516	60,701
Total assets	1,936,171	1,733,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	34,816	41,341
Affiliates	34,250	27,729
Accrued liabilities	32,453	27,637
Accrued interest	2,021	278
Deferred revenue	287	219
Deferred tax liabilities	24,277	26,576
Current portion of long-term debt	32,300	–
Total current liabilities	160,404	123,780

Long-term debt	1,314,308	1,103,591
Pension liabilities	120,859	128,958
Other long-term liabilities	39,582	35,554
Deferred tax liabilities	262,383	303,485
Common stock subject to redemption (100,000 shares at December 31, 2008 and June 30, 2009)	2,000	2,000
Shareholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 21,746,548 and 21,766,789 shares issued and outstanding at December 31, 2008 and June 30, 2009, respectively; including 100,000 shares subject to redemption at December 31, 2008 and June 30, 2009)	217	217
Capital in excess of par value	14,383	15,074
Accumulated deficit	(176,280)	(144,127)
Accumulated other comprehensive income	198,315	165,451
Total shareholders’ equity	36,635	36,615
Total liabilities and shareholders’ equity	1,936,171	1,733,983

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statements of Operations Data (in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
	$	$	$	$
Statements of Operations Data:
Sales	347,216	157,679	647,496	321,994
Operating costs and expenses:
Cost of sales	291,345	163,745	533,917	348,064
Selling, general and administrative expenses	20,831	10,717	36,686	32,943
Goodwill and other intangible assets impairment	–	–	–	43,000
Excess insurance proceeds	–	(29,185)	–	(29,185)
	312,176	145,277	570,603	394,822
Operating income (loss)	35,040	12,402	76,893	(72,828)
Other expenses (income)
Interest expense, net	21,014	14,100	45,227	29,974
Loss (gain) on hedging activities, net	10,598	(53,198)	5,001	(98,326)
Equity in net (income) loss of investments in affiliates	(2,860)	34,051	(5,514)	78,101
Loss (gain) on debt repurchase	1,202	(12,442)	1,202	(164,650)
Income before income taxes	5,086	29,891	30,977	82,073
Income tax expense	1,607	42,017	10,292	49,920
Net income (loss) for the period	3,479	(12,126)	20,685	32,153
Sales by segment
Upstream	180,992	59,832	340,275	126,914
Downstream	166,224	97,847	307,221	195,080
Total	347,216	157,679	647,496	321,994
Operating income (loss):
Upstream	39,177	2,527	78,278	(41,955)
Downstream	(4,137)	9,875	(1,385)	(30,873)
Total	35,040	12,402	76,893	(72,828)
Financial and other data:
Average realized Midwest transaction price(1)	1.38	0.71	1.30	0.70
Net cash cost for primary aluminum (per pound shipped)(2)	0.78	0.67	0.74	0.76
Shipments
Upstream
External customers	124,395	68,679	246,795	145,343
Intersegment	18,136	15,371	40,536	27,590
Total	142,531	84,050	287,331	172,933
Downstream	92,595	79,177	178,397	150,899
(1)	The price for primary aluminum consists of two components: the price quoted for primary aluminum ingot on the LME and the Midwest transaction premium, a premium to LME price reflecting domestic market dynamics as well as the cost of shipping and warehousing. As a significant portion of our value-added products are sold at the prior month’s MWTP plus a fabrication premium, we calculate a “realized” MWTP which reflects the specific pricing of sale transactions in each period.
(2)	Unit net cash cost for primary aluminum per pound represents our net cash costs of producing commodity grade aluminum as priced on the LME plus the Midwest premium. We have provided unit net cash cost for primary aluminum per pound shipped because we believe it provides investors with additional information to measure our operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus our unit net cash costs per pound shipped. Unit net cash cost per pound is positively or negatively impacted by changes in production and sales volumes, natural gas and oil related costs, seasonality in our electrical contract rates, and increases or decreases in other production related costs.
Unit net cash costs is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies in our industry. Unit net cash costs per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. Unit net cash costs per pound shipped has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results under U.S. GAAP.

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statements of Cash Flows (dollars in thousands) (unaudited)

	Six months ended June 30,
	2008	2009
	$	$
OPERATING ACTIVITIES
Net income	20,685	32,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,331	45,720
Non-cash interest	3,806	23,649
Loss on disposal of property, plant and equipment	1,322	3,475
Insurance proceeds applied to capital expenditures	–	(7,161)
Goodwill and other intangible assets impairment	–	43,000
Gain on hedging activities, net of cash settlements	(241)	(70,211)
Settlements from hedge terminations, net	–	70,139
Loss (gain) on debt repurchase	1,202	(164,650)
Equity in net (income) loss of investments in affiliates	(5,514)	78,101
Deferred income taxes	(6,174)	62,130
Stock compensation expense	1,108	740
Changes in other assets	3,034	3,046
Changes in pension liabilities	2,201	8,099
Changes in other long-term liabilities	334	(4,028)
Changes in operating assets and liabilities:
Accounts receivable, net	(34,405)	13,848
Insurance receivable	–	(34,125)
Inventories	2,905	3,810
Other current assets	963	12,438
Accounts payable	53,144	(903)
Taxes receivable	(3,220)	(4,513)
Accrued interest	(1,920)	(1,743)
Deferred revenue	10,765	(68)
Accrued liabilities	1,314	(4,816)
Cash provided by operating activities	100,640	108,130

INVESTING ACTIVITIES
Capital expenditures	(23,276)	(22,360)
Proceeds from insurance related to capital expenditures	–	7,161
Proceeds from sale of property, plant and equipment	6	–
Cash used in investing activities	(23,270)	(15,199)

FINANCING ACTIVITIES
Proceeds from issuance of shares	2,225	41
Distribution to shareholders	(102,223)	–
Repurchase of shares	–	(90)
Issuance of shares	–	–
Repayment of debt	(30,300)	(24,500)
Repurchase of debt	–	(70,840)
Cash used in financing activities	(130,298)	(95,389)
Change in cash and cash equivalents	(52,928)	(2,458)
Cash and cash equivalents, beginning of period	75,630	184,716
Cash and cash equivalents, end of period	22,702	182,258

Covenant Compliance

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our notes restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under existing term loan facilities, paying dividends, engaging in mergers, acquisitions and certain other investments, and retaining proceeds from asset sales) if we are unable to meet defined Adjusted EBITDA to fixed charges and net senior secured debt to Adjusted EBITDA ratios. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness.

Further, the interest rates we pay under our senior secured credit facilities are determined in part by the Net Senior Secured Leverage Ratio. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the covenants, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis. Adjusted EBITDA is computed on a trailing four quarter basis and the minimum or maximum amounts generally required by those covenants and our performance against those minimum or maximum levels are summarized below:

Threshold
		December 31, 2008	June 30, 2009
HoldCo:
Minimum
Senior Floating Rate Notes ratio of Adjusted EBITDA to fixed charges(1)(2)	1.75 to 1	2.5 to 1	1.3 to 1
AcquisitionCo:
Minimum
Senior Floating Rate Notes ratio of Adjusted EBITDA to fixed charges(1)(2)	2.0 to 1	3.2 to 1	1.7 to 1
Maximum
Senior Secured Credit Facilities ratio of net debt to Adjusted EBITDA(3)(4)	3.0 to 1(5)	1.9 to 1	3.6 to 1

(1)	Fixed charges, in accordance with our debt agreements, are the sum of consolidated interest expenses and all cash dividend payments with respect to preferred and certain other types of our capital stock. For the purpose of calculating these ratios, pro forma effect is given to any repayment and issuance of debt, as if such transaction occurred at the beginning of the trailing four-quarter period.
(2)	Covenants for the HoldCo Notes and AcquisitionCo Notes are generally based on a minimum ratio of Adjusted EBITDA to fixed charges; however, certain provisions also require compliance with the net senior secured debt to Adjusted EBITDA ratio in order for us to take certain actions.
(3)	Covenants for our senior secured credit facilities are generally based on a maximum ratio of net senior secured debt to Adjusted EBITDA; however, certain provisions also require compliance with a net senior debt to Adjusted EBITDA ratio in order for us to take certain actions.
(4)	The senior secured credit facilities’ net debt covenant is calculated based on net debt outstanding under that facility. As of December 31, 2008, we had senior secured debt of $618.5 million offset by unrestricted cash and permitted investments of $160.6 million, for net debt of $457.9 million. As of June 30, 2009, we had senior secured debt of $568.4 million offset by unrestricted cash and permitted investments of $160.7 million at the AcquisitionCo level, for net debt of $407.7 million.
(5)	Maximum ratio changed to 3.0 to 1.0 at January 1, 2009.

We have no financial maintenance covenants on any borrowings; however, as a result of not meeting certain minimum and maximum financial levels established by our indentures as conditions to the execution of certain transactions, our ability to incur future indebtedness, grow through acquisitions, make certain investments, pay dividends and retaining proceeds from asset sale may be limited. Consummation of our recently announced agreement with Century in respect of Gramercy and St. Ann is permissible under our various debt agreements.

Adjusted EBITDA, as presented herein and in accordance with our debt agreements, is net income before income taxes, net interest expense and depreciation and amortization adjusted to eliminate management fees to related parties, certain charges related to the use of purchase accounting and other non-cash income or expenses, which are defined in our credit documents and the indentures governing our notes.

Adjusted EBITDA is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to Adjusted EBITDA for the periods presented. All of the following adjustments are in accordance with the credit agreement governing our term B loan and the indentures governing our notes.

(in millions)	Twelve months ended December 31, 2008	Last twelve months ended June 30, 2009	Six months ended June 30, 2008	Six months ended June 30, 2009	Three months ended June 30, 2008	Three months ended June 30, 2009
	$	$	$	$	$	$
Net income (loss)	(74.1)	(62.6)	20.7	32.2	3.5	(12.1)
Income tax (benefit) expense	(32.9)	6.7	10.3	49.9	1.6	42.0
Interest expense, net	88.0	72.8	45.2	30.0	21.0	14.1
Depreciation and amortization	98.2	89.4	49.3	40.5	24.7	15.1
Joint venture EBITDA(a)	13.2	15.1	5.4	7.3	1.5	3.6
LIFO adjustment(b)	(11.9)	(34.7)	31.6	8.8	14.0	4.9
LCM adjustment(c)	37.0	35.9	(14.3)	(15.4)	–	(7.1)
Loss (gain) on debt repurchase	1.2	(164.7)	1.2	(164.7)	1.2	(12.5)
New Madrid power outage(d)	–	(17.3)	–	(17.3)	–	(16.5)
Charges related to termination of derivatives	–	11.7	–	11.7	–	3.1
Non-cash hedging gains and losses(e)	47.0	(35.4)	1.1	(81.3)	2.9	(44.4)
Goodwill and intangible assets impairment	25.5	68.5	–	43.0	–	–
Joint venture impairment	–	80.3	–	80.3	–	35.0
Other items, net(f)	43.7	45.4	14.5	16.2	9.9	8.4
Adjusted EBITDA	234.9	111.1	165.0	41.2	80.3	33.6

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

(in millions)	Twelve months ended December 31, 2008	Last twelve months ended June 30, 2009	Six months ended June 30, 2008	Six months ended June 30, 2009
	$	$	$	$
Cash flow from operating activities	65.5	73.0	100.6	108.1
Loss on disposal of property, plant and equipment	(5.3)	(7.5)	(1.3)	(3.5)
Gain (loss) on hedging activities	(47.0)	23.0	0.2	70.2
Settlements from hedge terminations, net	–	(70.1)	–	(70.1)
Insurance proceeds applied to capital expenditures	–	7.2	–	7.2
Equity in net income of investments in affiliates	7.7	4.4	5.5	2.2
Stock compensation expense	(2.4)	(2.0)	(1.1)	(0.7)
Changes in deferred charges and other assets	(7.5)	(7.5)	(3.0)	(3.0)
Changes in pension and other long-term liabilities	(0.2)	(1.8)	(2.5)	(4.1)
Changes in asset and liabilities, net	(28.3)	12.0	(29.5)	10.8
Income tax expense (benefit)	40.5	11.8	16.5	(12.2)
Interest expense, net	82.9	47.9	41.3	6.3
Joint venture EBITDA(a)	13.2	15.1	5.4	7.3
LIFO expense(b)	(11.9)	(34.7)	31.6	8.8
LCM adjustment(c)	37.0	35.9	(14.3)	(15.4)
New Madrid power outage(d)	–	(17.3)	–	(17.3)
Non-cash hedging gains and losses(e)	47.0	(35.4)	1.1	(81.3)
Charges related to termination of derivatives	–	11.7	–	11.7
Other items, net(f)	43.7	45.4	14.5	16.2
Adjusted EBITDA	234.9	111.1	165.0	41.2

(a)

Our upstream business is fully integrated from bauxite mined by St. Ann to alumina produced by Gramercy to primary aluminum metal manufactured by our aluminum smelter in New Madrid, Missouri. Our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates the following components of equity income to reflect 50% of the EBITDA of the joint ventures, for the following aggregated periods (in millions):

	Last twelve months ended December 31, 2008	Last twelve months ended June 30, 2009	Six months ended June 30, 2008	Six months ended June 30, 2009	Three months ended June 30, 2008	Three months ended June 30, 2009
	$	$	$	$	$	$
Depreciation and amortization	16.0	15.3	7.5	6.8	4.0	3.3
Net tax expense	(2.7)	(0.2)	(2.0)	0.5	(2.5)	0.3
Interest income	(0.1)	–	(0.1)	–	–	–
Total joint venture EBITDA adjustments	13.2	15.1	5.4	7.3	1.5	3.6
(b)	We use the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates net income to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities.
(c)	Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, or market value.
(d)	Represents the portion of the insurance settlement which we have spent on claim-related capital expenditures.
(e)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. We do not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps. These amounts exclude the following cash settlements (received) paid (in millions):
	Last twelve months ended December 31, 2008	Last twelve months ended June 30, 2009	Six months ended June 30, 2008	Six months ended June 30, 2009	Three months ended June 30, 2008	Three months ended June 30, 2009
	$	$	$	$	$	$
Aluminum swaps—fixed-price	5.3	(59.0)	8.2	(56.1)	11.5	(29.9)
Aluminum swaps—variable-price	8.0	31.9	(4.9)	19.0	(4.4)	7.7
Natural gas swaps	3.7	19.0	–	15.3	–	8.6
Interest rate swaps	6.0	10.1	0.6	4.7	0.6	4.7
Total	23.0	2.0	3.9	(17.1)	7.7	(8.9)
(f)	Other items, net, consist of the following (in millions):
	Last twelve months ended December 31, 2008	Last twelve months ended June 30, 2009	Six months ended June 30, 2008	Six months ended June 30, 2009	Three months ended June 30, 2008	Three months ended June 30, 2009
	$	$	$	$	$	$
Sponsor fees	2.0	2.0	1.0	1.0	0.5	0.5
Pension expense–non cash portion	3.8	7.3	0.2	3.7	0.1	2.1
Employee compensation items	5.4	2.4	4.0	1.0	3.9	0.4
Loss on disposal of property, plant and equipment	8.6	9.0	1.3	1.7	0.7	(0.7)
Interest rate swap	6.0	10.1	0.6	4.7	0.6	4.7
Consulting and non-recurring fees	9.3	5.4	6.6	2.7	3.5	0.7
Restructuring-project renewal	7.4	7.4	–	–	–	(0.2)
Other	1.2	1.8	0.8	1.4	0.6	0.9
Total	43.7	45.4	14.5	16.2	9.9	8.4

Aluminum Hedge Positions

As of June 30, 2009, we had outstanding fixed-price aluminum sales swaps that were entered into to hedge aluminum shipments of approximately 848.7 million pounds. The following table summarizes our fixed-price aluminum sales hedges per year:

Year	Average hedged price per pound	Pounds hedged annually
	$	(In thousands)
2009	1.09	144,535
2010	1.06	290,541
2011	1.20	290,957
2012	1.23	122,711

Beginning in first quarter 2009, we entered into fixed-price purchase swaps to offset the fixed-price sale swaps. At June 30, 2009 we had offset a total of approximately 634.7 pounds for the years 2009 through 2012.

The following table summarizes our fixed-price aluminum purchase swaps as of June 30, 2009:

Year	Average hedged price per pound	Pounds hedged annually
	$	(In thousands)
2009	0.63	16,535
2010	0.70	245,264
2011	0.76	250,225
2012	0.80	122,711

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com